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                                                                    EXHIBIT 99.1


On June 29, 2000, the Registrant issued the following press release:

"FOR IMMEDIATE RELEASE                                Contact:  Robert W. Howard
----------------------                                Larry C. Busnardo
                                                      (303) 572-3900

          BARRETT RESOURCES PROVIDES UPDATE ON GAS MARKETING POSITIONS

DENVER, CO, JUNE 29, 2000 -- Barrett Resources Corporation reported today that it has revised estimates of the financial effects of commitments to sell gas at fixed prices. After a thorough review and reconciliation of its trading activities and records prompted by the significant increase and volatility in natural gas prices, the Company revised these estimates to include obligations under open positions to supply 22 bcf of natural gas production in 2000 at fixed natural gas prices averaging $2.55 per mmbtu, 12.5 bcf in each of 2001 and 2002 averaging $2.43 per mmbtu and an aggregate of 22 bcf in declining annual levels in subsequent years at between $2.40 and $2.47. These commitments will be covered by Barrett's equity gas production and are in addition to previously disclosed hedges on 23.1 bcf of gas production in 2000. The Company currently estimates 2000 production to be 116 bcf of natural gas equivalent.

Peter Dea, CEO, explained, "Our production estimates remain on target, and our gas sales are very profitable at these prices. Approximately 60 percent of the Company's production in 2000 (and 70 percent in 2001) will be sold at then current market prices. Accounting for these positions at an average 2000 NYMEX price of $3.40 per MMBTU, the Company anticipates 2000 cash flow of $5.20 to $5.50 per share."

Frank Keller, CFO, commented, "These option positions are included in the gas marketing activities that have been recorded in the financial statements on a mark-to-market basis. Mark-to-market financial reporting requires that gas purchase and sales positions be adjusted to market prices at the end of each quarter. Based upon the substantial increase in natural gas prices over the last three months, we estimate second quarter mark-to-market accounting treatment will cause a non-cash expense of $25 to $31 million, net of tax."

Mr. Dea continued, "We have been experiencing exceptional volatility and price upside for the past several months. These positions moved against the Company in a short period of time. In late 1999 we retained Arthur Andersen to select a natural gas risk management system capable of complex monitoring and quick reconciliation. This new, upgraded natural gas risk management system that Arthur Andersen began implementing in March 2000 will be operational in the third quarter of 2000. Considering the tremendous volatility in natural gas prices, financial trading activity will be virtually eliminated unless it is required to manage our current positions and requires my approval. Our gas marketing effort maximizes the value of our equity gas by selling into the most favorable markets and profiting from Barrett owned transportation and storage positions."

Mr. Dea concluded, "We continue to be excited with the success of our overall exploration and production program. According to recent reports, we are among the most active drillers in the U.S. Our high quality and long-term expandable asset base provides sustainable future production growth




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and reserve additions at low finding and development costs. Several exciting new exploration plays complement our large development programs in the Powder River Basin Coal Bed Methane play and Piceance Basin. We remain on target to reach our drilling, capital expenditure and production goals for 2000."

The Company's management will be holding a teleconference call on Friday, June 30, at 8:30 am Eastern Daylight Time to review the matters discussed in this release. If you would like to participate, conference call information is as follows: dial-in number: (913) 981-5508 confirmation number: 774322. Please dial-in five to ten minutes before the start of the call. A replay of the call will be available for one week following the call starting at 12:00 p.m. Replay information is as follows: dial-in number: (719) 457-0820 passcode: 774322.

Investors will also have the opportunity to listen to the conference call over the Internet through Investor Broadcast Network's Vcall website, located at
www.vcall.com.   To listen to the live call, please go to the web site at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A replay of the call will be available for 90 days following the call.

Barrett Resources is a Denver-based independent natural gas and oil exploration and production company that is also involved in gas gathering, marketing and trading activities. Barrett's properties are focused primarily in the Rocky Mountain region of Colorado, Wyoming and Utah. The Company also has producing properties in the Mid-Continent and Gulf of Mexico regions. For additional information about Barrett Resources, please visit our Web site at www.brr.com.

FORWARD-LOOKING STATEMENTS
This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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